Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan
Schwartz Communications: 781-684-0770

CYTYC TO ACQUIRE ADIANA, INC.

Expands Women’s Health Surgical Products

Cash Transaction of $60 Million plus Four-year Earnout

Marlborough, Mass., February 26, 2007 – Cytyc Corporation (Nasdaq: CYTC), a leading provider of surgical and diagnostic products targeting women’s health and cancer diagnostics, today announced that it has entered into a definitive agreement to acquire Adiana, Inc., a privately-held company that has developed a novel, non-incisional alternative to tubal ligation for permanent contraception for women.

“Adiana’s product offers a unique and innovative technology for performing non-incisional, permanent contraception. The product offers remarkable synergies with Cytyc’s existing products directed at the OBGYN physician,” said Patrick J. Sullivan, Cytyc’s president, chairman, and chief executive officer. “It is an easy to use device for OBGYNs, a sector where we have a well-established, effective presence and it is uniquely complementary to our NovaSure® Endometrial Ablation System. In addition, favorable reimbursement is already in place.”

Based on the agreement, Cytyc will make an initial upfront $60 million cash payment plus milestone payments. The milestones include a potential FDA milestone payment and a four-year earnout based on sales growth. The acquisition will be funded out of existing cash and the Company’s existing credit facility. According to the terms of the agreement, total payments, including the four-year earnout, will not exceed $215 million.

Cytyc develops and markets the NovaSure System, the market leading surgical product for endometrial ablation procedures. Each woman who has a NovaSure procedure must go on some form of contraception after the procedure. The Adiana product is an effective alternative for these women and the procedure can be performed by the same OBGYN who performs the NovaSure procedure. Additionally, this product is an alternative for the approximately 700,000 women who have tubal ligations each year. Cytyc estimates the market opportunity for the product in the United States to be in excess of $1 billion.

The Adiana technology is designed to prevent pregnancy by occluding the fallopian tubes. The system consists of a radiofrequency (RF) generator, one-time-use delivery catheter, and

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Cytyc To Acquire Adiana, Inc.

implantable polymer matrix. One disposable delivery catheter and one polymer matrix are used for each fallopian tube. The product is not yet approved by the U.S. Food and Drug Administration (FDA) for sale in the United States. However, the regulatory process is currently underway.

Due to this transaction, Cytyc is narrowing 2007 diluted earnings per share guidance to be in the range of $1.30—$1.35. Because of significant sales synergies, Cytyc expects the business to break even in terms of earnings per share within three quarters after receiving FDA approval.

Cytyc management will discuss the Adiana, Inc., transaction in further detail on a conference call on February 26, at 8:30 a.m. (Eastern). The call will be hosted by Patrick J. Sullivan, chairman, president, and chief executive officer; Timothy M. Adams, chief financial officer; Daniel J. Levangie, president Cytyc Surgical Products; and John P. McDonough, president Cytyc Development Corporation. A live webcast of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, and the event will be available for replay at this site approximately two hours following the call until March 5, 2007. Those without web access may access the call by dialing 201-689-8470. A telephonic replay of the call will be available through March 5, 2007, by dialing 201-612-7415; enter account # 3055 and conference ID # 232868.

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation. Cellient is a trademark of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the expected benefits of the transaction, Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc and Adiana that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, the risk that the conditions to the merger set forth in the merger agreement will not be satisfied, changes in either companies’ businesses during the period between now and the closing, the successful integration of Adiana into Cytyc’s business subsequent to the closing of the transaction, adverse reactions to the proposed transaction by customers, suppliers, and strategic partners, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, the successful consummation of planned acquisition transactions, the

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Cytyc To Acquire Adiana, Inc.

effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and the strength of approved labeling claims, compliance risks related to healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in its 2005 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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